Contact:
Joel J. Horowitz Global Brands Acquisition Corp. Chief Executive Officer (212) 201-8118

FOR IMMEDIATE RELEASE

GLOBAL BRANDS ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

New York, New York, December 12, 2007 – Global Brands Acquisition Corp. (AMEX: GQN.U) announced today that it has completed its initial public offering of 28,750,000 units, including 3,750,000 units which were subject to the underwriters’ over-allotment option. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $287,500,000 to the Company. The offering was led by Citi, acting as sole book-running manager, and Ladenburg Thalmann & Co. Inc. and I-Bankers Securities, Inc., acting as co-managers. The offering is being made only by means of a prospectus, copies of which may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220.

Separate trading of the common stock and warrants underlying the units will commence on December 18, 2007. The common stock and warrants will be listed on the American Stock Exchange under the symbols GQN and GQN.WS, respectively. Units not separated will continue to trade on the American Stock Exchange under the symbol GQN.U.

The Company also announced the simultaneous consummation of the private sale of 5,000,000 warrants at a price of $1.00 per warrant, generating total proceeds of $5,000,000. The warrants were purchased by JLJ Partners, LLC, an entity beneficially owned approximately one-third each by Joel J. Horowitz, the Company’s chief executive officer, treasurer and director, Lawrence S. Stroll, the Company’s chairman of the board, and John D. Idol, the Company’s president, secretary and director, either directly or through entities of which they or their family members are owners and beneficiaries. The warrants are identical to the warrants included in the units sold in the initial public offering except that the warrants are exercisable on a cashless basis and will not be redeemable by the Company so long as they are held by the purchaser or its permitted transferees. In addition, the purchaser of the warrants has agreed that the warrants will not be transferred, assigned or sold by it until after the Company has completed a business combination, subject to certain exceptions.

Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $286,125,000 (or approximately $9.95 per share sold in the initial public offering) was placed in trust. Audited financial statements as of December 12, 2007 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants have been issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission on December 6, 2007.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Global Brands Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more operating businesses or assets. Its efforts in identifying a prospective target business will not be limited to a particular industry, although it initially intends to focus its search on U.S. as well as foreign companies in the branded consumer sector, including apparel, specialty retail, footwear and accessories.

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